Exhibit 10.1

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
PARTICIPATION AGREEMENT
(AS AMENDED July 10, 2017)

This amended Agreement is made and entered into as of the 10th day of July, 2017 by and between FIRST FINANCIAL NORTHWEST BANK (hereinafter referred to as the "Bank") and Joseph W. Kiley III (hereinafter referred to as "the Participant"), pursuant to the Executive Supplemental Retirement Income Plan.  This agreement modifies all other Executive Supplemental Retirement Plan Participant Agreements between the Bank and the Participant if any, including, in particular, the Participant Agreement effective September 9, 2016).

In consideration of past and future services of the Participant to the Bank, and of the mutual covenants contained herein, the Bank and the Participant agree as follows:

1.	Benefits.

A.            Normal Retirement:  Effective July 10, 2017, the Participant shall be entitled to the normal retirement benefit provided for in this Section 1, Paragraph A if: (i) he is actively employed by, or on an authorized leave of absence with, the Bank on September 12, 2017, and (ii) either (A) he does not voluntarily terminate employment with the Bank (except in connection with an Involuntary Termination) prior to his attaining age 65, or (B) prior to his attaining age 65, he experiences an "Involuntary Termination" whether or not such Involuntary Termination occurs in connection with a Change in Control. For purposes of the preceding sentence, "Involuntary Termination" and "Change in Control" shall have the same meaning as in the Participant's employment agreement dated December 2, 2013.  If the above requirements are satisfied, then upon the first day of a month during the 90-day period beginning with the date of the Participant's "separation from service" (as that phrase is defined in Section 409A of the Internal Revenue Code and the regulations and guidance of general applicability issued thereunder ("Section 409A")), taking into account the rules and presumptions provided for in the Section 409A regulations, from the Bank and all other related entities (as determined under Section 409A), the Bank shall pay to the Participant an annual pension of Twenty Eight Thousand ($28,000) Dollars for 15 years, payable in monthly installments (180 months in total). If the 90-day period referred to in the preceding sentence spans two calendar years, then payments must commence during the second calendar year. Upon commencement of benefit payments, regardless of age, said benefit shall remain level except pursuant to Section 5, Paragraphs B and E. herein.  Said payments shall be reduced by any state or federal taxes required to be withheld by the Bank. Notwithstanding the foregoing, if at the time of the Participant's separation from service he is a "specified employee" (within the meaning of Section 409A), then payments under this Paragraph shall not commence until the 185th day following the date of Participant's separation from service (the "Six Month Rule").  All payments which are delayed on account of the foregoing sentence shall be paid (without interest) with the first payment that is not subject thereto.  In the event that said Participant shall die following the commencement of benefits hereunder, but prior to receiving 180 monthly payments, the Bank will pay to the Participant's beneficiary, designated on the attached Exhibit "A", Beneficiary Designation Form, the balance of said payments until a total of 180 payments have been made by the Bank.  The beneficiary designated by the Participant on the attached Beneficiary Designation Form shall be the Participant's legal spouse, if married, unless such spouse shall consent in writing, to the designation of another beneficiary.  If, at the time of the Participant's death, there is no surviving spouse, or if the designation of beneficiary shall be ineffective for any reason, the beneficiary shall conclusively be deemed to be the Participant's lineal descendants, per stirpes or, if none, those persons who would be entitled to share in the Participant's estate if the Participant died intestate.  Any beneficiary designation in favor of the Participant's spouse shall be void upon the Participant's divorce or legal separation from that spouse.  Subject to the foregoing, the Participant may, at any time, change the beneficiary hereunder by filing a new Beneficiary Designation Form with the Secretary of the Bank.  No payments shall be made under this Paragraph 1.A unless the Participant first executes a release substantially in the form attached as Exhibit A hereto within 60 days following the date of the Participant's separation from service as defined herein.

B.            Pre-Retirement Death:  In the event the Participant dies while employed by the Bank, but prior to the commencement of benefits under Section 1, Paragraph A (except on account of the Six Month Rule as defined therein), the Participant's beneficiary as designated on the Beneficiary Designation Form (pursuant to the rules on beneficiary designations set forth in Paragraph 1.A.), shall receive a lump sum death benefit of $200,000.  Such amount shall be payable no later than 60 days following the date of the Participant's death. Upon payment of this amount, no further sums shall be due the Participant or his beneficiary.

2.
Forfeiture of Benefits.    Notwithstanding any other provision of this plan to the contrary, supplemental retirement benefits shall be forfeited or suspended if the Participant is discharged for cause by reason of fraud, dishonesty, embezzlement or any other breach of trust.

3.	Ownership of Insurance. All rights and incidents of ownership in any life insurance policy that the Bank may purchase insuring the life of the Participant shall belong exclusively to the Bank, and neither the Participant or any beneficiary or other person claiming under or through him or her shall have any rights, title or interest in or to any such insurance policy. Neither the Participant nor any beneficiary under this Agreement shall have any power to transfer, assign, hypothecate or otherwise encumber, in advance any of the benefits payable hereunder, nor shall any benefits be subject to seizure for the benefit of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

4.	Administration. The Bank shall have full power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures and to make all decisions necessary or proper to carry out the terms of the Plan. The Bank's interpretation and construction hereof, and actions hereunder, including any determination of benefit amount or designation of the person to receive supplemental payments, shall be binding and conclusive on all persons for all purposes. Neither the Bank, nor its officers, employees, or directors, nor any member thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

5.	Other Provisions.

A.         Retirement Plan:  Nothing in this Agreement shall diminish or impair the Participant's eligibility, participation or benefit entitlement under the qualified retirement plan for the employees of the Bank, or any other benefit, insurance or compensation plan or agreement of the Bank now or hereinafter in effect.

B.              Reductions of Benefits:   Notwithstanding any other provision of this Agreement, if payments received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Participant under another agreement, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Participant without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.   To the extent permitted by Code Section 280G and Section 409A, the Participant may determine the allocation of such reduction among payments he is entitled to receive under this Agreement and payments or the value of benefits he is entitled to receive under other agreements.

C.        No Effect on Employment:   This Plan shall not be deemed to give the Participant any right to be retained in the employment of the Bank, or to interfere with the right of the Bank to terminate the Participant at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

D.        Legally Binding:  The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Bank and binding upon the Bank, its successors and assigns.

E.        Modification:  The Bank by action of the Board of Directors, reserves the exclusive right to amend, modify or terminate this Plan. Any such termination, modification or amendment shall not terminate or diminish any present or future rights or benefits. The Bank shall give thirty (30) days' notice, in writing, to the Participant prior to the effective date of any such amendment, modification or termination of this Plan. The Plan may be amended or terminated only if the amendment or termination occurs in accordance with the requirements of Section 409A.

In witness whereof, the Bank has caused this Agreement to be executed by its Secretary duly authorized and the Participant as of the date first written set forth above.

PARTICIPANT	FIRST FINANCIAL NORTHWEST BANK

/s/Joseph W. Kiley III	By: /s/Joann E. Lee
Joseph W. Kiley III	Joann E. Lee, Secretary

EXHIBIT A
Form of General Release

This General Release ("Agreement") is between ______________ ("Employee") and FIRST FINANCIAL NORTHWEST BANK (the "Company"), collectively, the "Parties".  The Employee acknowledges that this Agreement is being executed in accordance with Section 1.A of the amended Executive Supplemental Retirement Plan between the Parties dated _________, 201_ (the "Source Agreement").

Both Employee and the Company desire to resolve all matters, known or unknown, arising out of Employee's employment with and separation from the Company according to the terms, conditions and consideration included in this Agreement.

This Agreement is dated ______________ for reference purposes, which is the date that the Company delivered this Agreement to the Employee for consideration.

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

1.1	Release.

(a)            Employee hereby releases and forever discharges any and all of the "Released Parties" (defined below) from any and all claims of any kind, known or unknown, which Employee ever had, now has, or hereafter may have, that arose on or before the date that he signed this Agreement, including without limitation, claims for:
•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee's relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney's fees or costs) to the fullest extent permitted by law;
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tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington's Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit

Reporting Act; the retaliation provisions of the Washington Workers' Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law;

•	the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); and
•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.
(b)            "Released Party" or "Released Parties" includes First Financial Northwest, Inc., First Financial Northwest Bank (as the successor to First Savings Bank Northwest), First Financial Diversified Corporation, and all current and former parents, subsidiaries, related companies and affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.
(c)            Employee agrees that, except as may be required by subpoena, court order, or other force of law, Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date of the Employee's separation from service with the Company (the "Separation Date").
(d)            Employee understands that he is releasing potentially unknown claims, and that Employee has limited knowledge with respect to some of the claims being released.  Employee acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected Employee's decision to enter into this Agreement.  Employee assumes this risk and all other risks of any mistake in entering into this Agreement.  Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made.  Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.
(e)            This Agreement does not in any way affect: (1) the Employee's rights of indemnification to which the Employee was entitled immediately prior to the Separation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a shareholder of a Released Party; (3) the Employee's vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Source Agreement.
1.2.            Indemnification.  Employee agrees to indemnify and hold Released Parties harmless from and against all losses, costs, damages or expenses, including, without limitation, reasonable attorney's fees incurred, arising out of a breach of this Agreement.  As a material part of this Agreement, Employee represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which he has not asserted or which could be asserted on his behalf or on behalf of his marital community.
1.3            Affirmations.

(a)            Employee affirms that he has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under federal, state, or local laws, including family or medical leave, paid sick or safe leave, or any other leave mandated by law.
(b)            Employee affirms that he has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his employment with the Company and/or the termination of that employment; and that, without subpoena, he will not, except at the Company's request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Employee has knowledge.  Nothing in this Agreement precludes Employee from filing a charge or complaint with an appropriate administrative agency.  However, Employee agrees that he is not entitled to and will not accept any monetary recovery directly from the Company as a result of filing such charge or complaint.  Employee affirms that he has not transferred or assigned any claims or rights to claims to any other person or entity.
(c)            Nothing in this Agreement prohibits Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.
1.4            Older Workers' Benefit Protection Act Provisions.  In accordance with the requirements of the Older Workers' Benefit Protection Act, Employee expressly acknowledges the following:

(a)            Independent Legal Counsel.  Employee is advised and encouraged to consult with an attorney before signing this Agreement.  Employee acknowledges that, if he desired to consult an attorney, he had an adequate opportunity to do so.
(b)            Consideration Period.  Employee has twenty-one (21) calendar days from the date this Agreement was given to him (______________) to consider this Agreement before signing it.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  The twenty-one (21) day period expires on ______________.  Employee may use as much or as little of this twenty-one (21) day period as he wishes before signing.  If Employee does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable, and Employee will not receive the benefits described in the Source Agreement.
(c)            Revocation Period and Effective Date.  Employee has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Employee must deliver a written notice of revocation to the Company's Chief Executive Officer before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Employee signs it ("Effective Date").  If Employee revokes this Agreement, it will not become effective or enforceable, and he will not receive the benefits described in the Source Agreement.
(d)            Acceptance.  Employee agrees and accepts this Agreement.  Employee acknowledges that he has not signed this Agreement relying on anything not set out herein.  Employee acknowledges that if he is signing this before ____________, he has decided not to wait for the full twenty-one (21) day period, even though he has the right to do so.
1.5            Non-Admission.  This Agreement shall not be construed as an admission by Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.
1.6            Governing Law.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington without giving effect to the rules governing the conflicts of laws, and without the aid of any canon, custom, or rule of law requiring construction against the drafter, and regardless of whether a party changes domicile or residence.
1.7            Successors and Assigns.  Employee's obligations will bind his heirs, successors, and assigns, to the benefit of the Company.  The Company shall have the right to assign this Agreement to any of the Company's successors, assigns, or affiliates or to any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.  This Agreement shall be binding upon the successors and permitted assigns of the Company.
1.8            Headings; Definitions.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.  Any capitalized terms not defined in this Agreement will have the meaning assigned to those terms in the Employment Agreement.
1.9            Attorney's Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney's fees and costs.
1.10         Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.
1.11         Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.
1.12         Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mailed or facsimile copy of the signature may be submitted as proof of execution; however, Employee shall send the original executed agreement by U.S. Mail to the Company's Chief Executive Officer no later than three (3) days after signature.

This Agreement consists of ______ pages, not including any exhibits.

____________________________________	____________________________________
Date

Agreed by FIRST FINANCIAL NORTHWEST BANK

_______________________________________	____________________________________
By: ____________________________________	Date
Its: ____________________________________